Exhibit 5.1

EXHIBIT 5.1, Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

January 17, 2003

FiberNet Telecom Group, Inc.

570 Lexington Avenue

New York, New York 10022

Ladies and gentlemen:

We have acted as counsel for FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2003 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the following shares of the Company’s $.001 par value common stock (the “Common Stock”):

1.    440,000,000 shares of Common Stock issued to certain of the selling stockholders named in the Registration Statement (the “Selling Stockholders”) as prepayment of certain indebtedness outstanding under the Company’s senior credit facility, pursuant to the terms of a Common Stock Purchase Agreement dated as of October 30, 2002.

2.    Up to 41,269,842 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to certain of the Selling Stockholders in connection with the transaction described in paragraph 1 above.

3.    68,157,407 shares of Common Stock issued upon exercise of the common stock purchase warrants previously issued to the lenders in connection with the transaction described in paragraph 1 above.

4.    Up to 600,000 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to an advisor in connection with all of the transactions that occurred on October 30, 2002.

5.    5,558,626 shares of Common Stock issued upon exercise of common stock purchase warrants previously issued to an advisor in connection with all of transactions that occurred on October 30, 2002.

6.    38,000,000 shares of Common Stock issued to certain of the Selling Stockholders in a private placement, pursuant to a Common Stock Purchase Agreement dated as of October 30, 2002.

7.    Up to 38,000,000 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to certain of the Selling Stockholders in connection with the transaction described in paragraph 6 above.

8.    9,002,040 shares of Common Stock issued to certain of the Selling Stockholders in exchange for the surrender of a promissory note of the Company pursuant to the terms of a Note Exchange Agreement dated as of October 30, 2002.

9.    104,581,425 shares of Common Stock issued to certain of the Selling Stockholders upon the conversion of all outstanding shares of the Company’s Series H convertible preferred stock pursuant to the terms of a Share Exchange Agreement dated as of October 30, 2002.

10.    9,826,865 shares of Common Stock previously held by Nortel Networks Inc. which were subsequently sold to certain of the Selling Stockholders on October 30, 2002.

11.    20,000,000 shares of Common Stock issued to certain of the Selling Stockholders in satisfaction of accrued interest outstanding under the Company’s senior credit facility, pursuant to the terms of a Common Stock and Warrant Purchase Agreement dated as November 11, 2002.

12.    Up to 12,380,952 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to certain of the Selling Stockholders in connection with the transaction described in paragraph 11 above.

13.    7,555,555 shares of Common Stock issued upon exercise of the common stock purchase warrants previously issued to certain of the Selling Stockholders in connection with the transaction described in paragraph 11 above.

14.    52,000,000 shares of Common Stock issued to certain of the Selling Stockholders in exchange for the surrender of a promissory note of the Company pursuant to the terms of a Note Exchange Agreement dated as of November 11, 2002.

15.    138,514,536 shares of Common Stock issued to certain of the Selling Stockholders in satisfaction of certain indebtedness outstanding under the Company’s senior credit facility, pursuant to the terms of three separate Debt Exchange Agreements dated as of January 10, 2003.

16.    29,166,667 shares of Common Stock issued to certain of the Selling Stockholders in a private placement, pursuant to a Common Stock Purchase Agreement dated as of January 10, 2003.

17.    Up to 56,869,575 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to certain of the Selling Stockholders in connection with the transactions described in paragraphs 15 and 16 above.

18.    Up to 692,668 shares of Common Stock issuable upon exercise of the Company’s common stock purchase warrants issued to an advisor in connection with the transactions described in paragraphs 15 and 16 above.

19.    8,930,397 shares of Common Stock issued upon exercise of common stock purchase warrants previously issued to an advisor in connection with the transactions described in paragraphs 15 and 16 above.

20.    1,298,000 shares of Common Stock issued in connection with the settlement of certain outstanding litigation matters, which shares shall be held in escrow until such time as the parties shall have executed definitive settlement documentation.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:

1.    The 932,591,518 shares of Common Stock issued to certain Selling Stockholders in connection with the transactions described in paragraphs 1, 3, 5, 6, 8, 9, 10, 11, 13, 14, 15, 16, 19 and 20 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

2.    Up to 149,813,037 shares of Common Stock issuable upon exercise of the common stock purchase warrants described in paragraphs 2, 4, 7, 12, 17 and 18 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours,

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.